Exhibit 5.1

ZURICH Brandschenkestrasse 24 CH-8027 Zurich	GENEVA Route de Chêne 30 CH-1211 Geneva 6	LAUSANNE Avenue de Rhodanie 40C CH-1007 Lausanne

To:
On Holding AG
Förrlibuckstrasse 190
8005 Zurich
Switzerland

Zurich, March 3, 2026

On Holding AG – Registration Statement on Form S-8

Ladies and Gentlemen

We have acted as special Swiss counsel to On Holding AG, a stock corporation incorporated under the laws of Switzerland (the "Company") in connection with the filing of a registration statement on Form S-8 (the "Registration Statement"), to be filed with the United States Securities and Exchange Commission (the "SEC") on the date hereof for the purpose of registering under the United States Securities Act of 1933, as amended (the "Securities Act"), 10,000,000 Class A ordinary shares of the Company, each with a par value of CHF 0.10 (such shares, the "Class A Ordinary Shares"), that may be issued by the Company under the Company's LTIP 2021 (as defined below).

As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.

PARTNERS

ZURICH: Matthias Oertle · Heini Rüdisühli · Marcel Meinhardt · Patrick Schleiffer · Thierry Calame · Beat Kühni · Lukas Morscher · Tanja Luginbühl · Prof. Jürg Simon · Matthias Wolf · Prof. Pascal Hinny · Harold Frey · Marcel Tranchet · Tino Gaberthüel · Astrid Waser · Stephan Erni · Dominique Müller · Alexander Greter · Peter Ling · Simone Ehrsam · Patrick Schärli · Anja Affolter Marino · Severin Christen · Lukas Aebi · Flavio Delli Colli

GENEVA: Shelby R. du Pasquier · Guy Vermeil · François Rayroux · Jean-Blaise Eckert · Daniel Tunik · Olivier Stahler ·Andreas Rötheli · Xavier Favre-Bulle ·
Benoît Merkt · David Ledermann · Jacques Iffland · Daniel Schafer · Miguel Oural · Fedor Poskriakov · Frédéric Neukomm · Cécile Berger Meyer · Floran Ponce · Valérie Menoud · Hikmat Maleh · Roman Graf · Sevan Antreasyan · Ariel Ben Hattar · Rébecca Dorasamy

LAUSANNE: Lucien Masmejan · Nathalie Vetsch-Cevallos

Admitted to the Bar

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents we have deemed necessary or advisable for the purpose of rendering this opinion (collectively, the "Documents"):

(i)	An electronic copy of the Registration Statement;

(ii)	a copy of a certified extract from the Commercial Register of the Canton of Zurich (the "Commercial Register") dated February 20, 2026 relating to the Company, updated with an uncertified extract retrieved online on March 3, 2026 (the "Register Extract");

(iii)	a copy certified as of February 20, 2026 of the articles of association (Statuten) of the Company, dated December 3, 2025, shown on the Register Extract as being the most recent articles of association filed with the Commercial Register (the "Articles of Association"), providing, among other things, for a capital band for Class A Ordinary Shares between CHF 28,184,712.40 (lower limit) and CHF 33,184,712.40 (upper limit) within which the board of directors of the Company is authorized to increase or reduce the share capital once or several times and in any amounts until May 25, 2028 or until an earlier expiry of the capital band for Class A Ordinary Shares, by issuing up to 25,000,000 Class A Ordinary Shares (being fully paid registered shares with a par value of CHF 0.10 each) (the "Capital Band");

(iv)	an electronic copy of (i) a resolution of the board of directors of the Company, dated September 13, 2021, approving the 2021 LTIP, (ii) a resolution of the board of directors of the Company, dated March 9, 2023 approving the March 2023 amendment and (iii) a resolution of the board of directors of the Company, dated October 30, 2024 approving the March 2025 amendment (the "Board Resolutions"); and

(v)	an electronic copy of the On Holding Long Term Incentive Plan 2021, dated September 13, 2021, as amended on March 15, 2023 and March 15, 2025 (the "LTIP 2021").

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the Documents and their legal implications under Swiss law.

2.	Assumptions

In rendering the opinion below, we have assumed:

(i)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

(ii)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic or facsimile signatures thereon have been produced and used in accordance with applicable internal rules and/or procedures and the individual to whom any such electronic or facsimile signatures belongs has consented to the use of his or her signature for each such document on which it appears;

(iii)	all documents produced to us in draft form will be executed in the form of the draft submitted to us;

(iv)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents, and all material statements made to us in connection with the Documents, are and will be true, complete and accurate at all relevant times;

(v)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

(vi)	all signatures appearing on all original documents or copies thereof which we have examined are genuine and authentic;

(vii)	the Registration Statement is within the capacity and power of, and has been validly authorized and executed by the Company;

(viii)	the Registration Statement has been filed by the Company;

(ix)	the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

(x)	the Registration Statement is unchanged and correct, complete and up-to-date and in full force and effect as of the date hereof, and no changes have been made which should have been or should be reflected in the Registration Statement as of the date hereof;

(xi)	the Register Extract and the Articles of Association are correct, complete and up-to-date and no changes have been made or should have been made or should be reflected in the Register Extract or the Articles of Association as of the date hereof;

(xii)	the Board Resolutions (i) have been duly resolved in the manner required by Swiss corporate law and the Articles of Association, (ii) have not been amended and (iii) are in full force and effect;

(xiii)	the LTIP 2021 has not been rescinded or amended and is in full force and effect;

(xiv)	any Class A Ordinary Shares issued out of the Capital Band will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;

(xv)	all authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(xvi)	there are no factual circumstances of which we are unaware and there are no provisions of the laws of any jurisdiction other than Switzerland which would have any implications on the opinions expressed herein; and

(xvii)	the Company will have at the time of issuance of new Class A Ordinary Shares out of the Capital Band according to article 3b of the Articles of Association or such article replacing article 3b of the Articles of Association sufficient available Class A Ordinary Shares under the Capital Band to issue the required number of new Class A Ordinary Shares to be delivered to holders of Performance Stock Units and Restricted Stock Units, and prior to the issuance of the new Class A Ordinary Shares, the board of directors of the Company will have (1) taken the resolution to implement (Durchführungsbeschluss) an increase of the Company's share capital by issuance of new Class A Ordinary Shares out of the Capital Band and in compliance with the provisions of the authorization resolution pursuant to art. 653s para. 1 of the Swiss Code of Obligations ("CO") of the Company's annual general shareholders' meeting of May 25, 2023 (as amended with resolution of May 22, 2025), (2) taken the resolution in the presence of a notary and in the form of a public deed on the execution of the share capital increase according to article 3b of the Articles of Association or such article replacing article 3b of the Articles of Association, (3) validly excluded the pre-emptive subscription rights of the existing shareholders of the Company for the purpose of the issuance of the new Class A Ordinary Shares according to article 3b of the Articles of Association or such article replacing article 3b of the Articles of Association, (4) issued a capital increase report with respect to the share capital increase consisting of the new Class A Ordinary Shares, (5) obtained an audit confirmation from the Company's auditors in accordance with article 652f of the CO confirming that the capital increase report is complete and accurate, and (6) made the corresponding declarations required for implementing the capital increase and the amendment of the Articles of Association and all such resolutions will not have been amended and will be in full force and effect until the issuance of all such new Class A Ordinary Shares, the par value of the new Class A Ordinary Shares will have been paid by or on behalf of the plan participants under the LTIP 2021 to a bank account at a banking institution subject to the Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended, and the plan participant under the LTIP 2021 (or someone acting on his/her behalf) will have signed a subscription form in accordance with Swiss law for the new Class A Ordinary Shares.

3.	Opinions

Based on the foregoing, and subject to the assumptions and qualifications contained herein, ware of the opinion that as of the date hereof:

(i)	The Company is a stock corporation (Aktiengesellschaft) validly existing under the laws of Switzerland.

(ii)	The Class A Ordinary Shares that may be issued out of the Capital Band, if and when such Class A Ordinary Shares are issued and paid for pursuant to the Articles of Association, the LTIP 2021 and Swiss law – in particular such Class A Ordinary Shares have been validly subscribed for and the issue price for such Class A Ordinary Shares corresponding at least to the par value of such Class A Ordinary Shares has been paid-in in cash in accordance with the Articles of Association and Swiss law – and, upon registration of the respective capital increase with the Commercial Register, entered into the Company's book of uncertificated securities, will be validly issued, fully paid as to their par value, and non-assessable.

4.	Qualifications

The opinion is subject to the following qualifications:

(i)	We express no opinion on the matters covered herein with respect to any laws other than the laws of Switzerland in effect on the date hereof.

(ii)	In this opinion, Swiss legal concepts are expressed in the English language and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

(iii)	The exercise of voting rights and rights related thereto with respect to any Class A Ordinary Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(iv)	We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(v)	The Capital Band in article 3b of the Articles of Association is valid until May 25, 2028 and, if an issuance of Class A Ordinary Shares out of the Capital Band is planned to take place after such date, the validity of the Capital Band would have to be extended by a resolution of the Company shareholders prior to May 25, 2028 or the current article 3b of the Articles of Association would have to be replaced by a new corresponding article in the Articles of Association authorizing the Company's board of directors to issue new Class A Ordinary Shares out of a Capital Band.

(vi)	We express no opinion as to tax or regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

(vii)	We express no opinion as regards the exclusion of shareholders' pre-emptive subscription rights.

We have issued this opinion as of the date hereof, and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

This opinion is addressed to you in connection with the Registration Statement. No other person may rely on this opinion for any purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and construed in accordance with Swiss law and the courts of Zurich, Canton of Zurich, Switzerland shall have exclusive jurisdiction in case of any dispute in respect of this opinion.

Yours sincerely

/s/ Lenz & Staehelin

Lenz & Staehelin

Stephan Erni